Exhibit 99.1

MRV Reports Fourth Quarter and Full Year 2013 Results

-10% revenue growth coupled with 19% SG&A reduction yields GAAP operating profit in Q4, 2013-
-Increased investment in new product development delivers OptiDriver optical transport platform and additional new products slated for release in 2014-

-Conference call to review results and vision scheduled for March 17, 2014 at 4:30 ET-

CHATSWORTH, Calif.— Mar. 17, 2014—MRV Communications (OTC: MRVC), a global leader in converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, reported financial results for the three and twelve months ended December 31, 2013.

“We have been successfully executing on a strategic plan that has returned MRV to profitability while accelerating our investment in new product development to drive our future growth,” said David Stehlin, MRV’s chief executive officer. “Our initiatives to streamline operations and improve efficiencies have created both a lower cost structure and an infrastructure capable of supporting robust growth. At the same time, we have been making disciplined and focused investments in new products to support our customers’ evolving needs and broaden our reach into significant target markets key to our long-term growth.

“Launching our OptiDriver™ optical transport platform exemplifies our strategy to take advantage of the metro network transformation and capture the fast growing optical edge market segment. In late 2013, we introduced OptiDriver, the industry’s most compact, flexible and power-efficient optical transport and in February 2014, we expanded the product line to cost-effectively address bandwidth challenges and optimize 100G networks. The OptiDriver has been very well received among our customer base including communications service providers, content delivery networks and cloud services providers.

“We are proud of MRV’s recent accomplishments. In 2014, we expect continued revenue seasonality; typically revenue is the slowest in the first quarter and the strongest in the fourth quarter. Looking ahead, we believe we are well positioned to foster growth as we deliver superior communications equipment and services in a market that continues to evolve toward high capacity, packet optical networking with increasing software control and service delivery.”

Fourth Quarter Results: Three months ended Dec. 31, 2013 compared to Dec. 31, 2012

•                  Total revenue grew to $50.7 million, up 10% from $46.0 million in the prior year.

•                  Network Equipment revenue was $25.9 million, up 15% compared to the prior year driven by wins in the Europe and Asia Pacific regions, partially offset by a decline in North America revenue due to the softness of the US telecommunications market.

•                  Network Integration revenue was $24.9 million, up 6% compared to the prior year primarily due to favorable foreign currency rates.

•                  Total gross margin was 32.8%, compared to 32.2% in the prior year.

•                  Network Equipment gross margins were 50.6%, compared to 48.9% in the prior year, reflecting favorable product mix.

•                  Network Integration gross margins were 14.2%, down from 16.6% in the prior year as the difficult economic conditions in Italy resulted in pricing pressures that translated into lower margins on product revenues.

•                  Consolidated gross margin benefitted from a higher proportion of Network Equipment revenue in the overall product mix.

•                  Total operating expenses were $16.5 million, decreasing from $17.6 million in the prior year.

•                  Network Equipment operating expenses were $13.5 million, up from $10.3 million in the prior year, reflecting planned investments primarily in product development and engineering.

•                  Network Integration operating expenses were $1.8 million, compared to $1.9 million in the prior year.

•                  Corporate operating expenses were $1.2 million, down from $5.4 million in the prior year, due to the resolution of prior liabilities and to initiatives implemented to lower legal, consulting and accounting fees. The company expects to continue to benefit from the 2013 expense reduction.

•                  Total operating income was $0.1 million. The $3.0 million improvement from the prior year reflects the growth in revenue and profitable operations in both Network Equipment and Network Integration and lower corporate overhead.

Year-to-date Results: Twelve months ended Dec. 31, 2013 compared to Dec. 31, 2012

•                  Total revenue grew to $166.2 million in 2013, up 10% from $151.7 million in 2012, reflecting growth in both businesses as well as an elimination of $8.1 million in discontinued intersegment sales for the prior year. If 2012 revenue was adjusted to include discontinued operations, then the total 2013 revenue would be up 4% from the prior year.

•                  Network Equipment revenue grew to $90.7 million in 2013, up $3.0 million from $87.7 million in 2012 including the aforementioned $8.1 million from sales of subsidiaries in the fourth quarter of 2012. The growth was driven by new and existing customers in North America, partially offset by declines in Asia-Pacific and Europe.

•                  Network Integration revenue increased to $75.6 million in 2013, up of $3.2 million from $72.4 million in 2012, primarily due to favorable exchange rates and modest growth in services.

•                  Total operating loss was $4.4 million in 2013, an improvement of $5.4 million when compared to $9.8 million in 2012. This reflects reductions in SG&A partially offset by the planned investments in Network Equipment product development and engineering.

Liquidity at Dec. 31, 2013

During the fourth quarter, MRV repurchased 116,000 shares for $1.2 million, bringing the year-to-date buyback total to 389,000 shares for $3.9 million. Cash and cash equivalents plus restricted time deposits were $27.8 million, compared to $40.8 million at December 31, 2012. The decrease reflects $3.9 million in stock repurchases; $3.6 million for capital expenditures; a net $7.5 million increase in accounts receivable and other assets related to the move away from factoring of certain accounts receivables in Italy to lower financing costs; $1.1 million pay down in debt. These decreases in cash were partially offset by a $3.1 million increase in accounts payable and other general changes in working capital.

Conference Call Information:

MRV Communications’ fourth quarter 2013 financial results conference call is scheduled to take place on March 17, 2014 at 4:30 p.m. ET. The live audio webcast will be accessible at www.mrv-corporate.com in the Investor Relations section. For access via telephone, please dial 877-359-9508, and for international calls dial 224-357-2393 approximately 10 minutes prior to the start of the conference.  The conference ID is 81829805#.  The conference call will also be broadcast live at www.mrv.com where it will be available for replay for 90 days. In addition, a replay will be available via telephone for three business days, beginning three hours after the call.  To listen to the replay, in the U.S. please dial 855-859-2056, and internationally dial 404-537-3406.  The access code is 81829805#.

About MRV Communications

MRV Communications is a global leader in converged packet and optical solutions that empower the optical edge and network integration services for [leading] communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its quarterly reports on Form 10-Q for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013 and annual report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of March 17, 2014 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

IR Contact:

Kirsten Chapman, LHA, (415)433-3777, ir@mrv.com

MRV Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013 (unaudited)	2012 (unaudited)	2013	2012

Product revenue	$37,356	$32,462	$118,911	$106,447
Service revenue	13,380	13,492	47,290	45,214
Revenue	$50,736	$45,954	$166,201	$151,661
Cost of goods sold	34,116	31,167	108,208	96,509
Gross profit	16,620	14,787	57,993	55,152

Operating expenses:
Product development and engineering	5,652	4,233	19,381	15,344
Selling, general and administrative	10,840	13,391	42,993	48,599
Impairment of goodwill	—	—	—	1,056
Total operating expenses	16,492	17,624	62,374	64,999
Operating income (loss)	128	(2,837)	(4,381)	(9,847)

Interest Expense	(112)	(150)	(526)	(601)
Gain from settlement of deferred consideration obligation	—	—	—	2,314
Other income (loss), net	(190)	(117)	(407)	(54)
Income (loss) from continuing operations before taxes	(174)	(3,104)	(5,314)	(8,188)

Provision (benefit) for income taxes	1,075	1,077	1,508	(1,013)
Net income (loss) of continuing operations	(1,249)	(4,181)	(6,822)	(7,175)

Income (loss) from discontinued operations, net of income taxes of $0 in 2013 and $4,588 in 2012	—	10,675	—	12,839
Net income (loss)	(1,249)	6,494	(6,822)	5,664

Net income (loss) per share - basic:
From continuing operations:	$(0.17)	$(0.54)	$(0.91)	$(0.92)
From discontinued operations:	$—	$1.38	$—	$1.64
Net income (loss) per share - basic (1)	$(0.17)	$0.84	$(0.91)	$0.72

Net income (loss) per share - diluted:
From continuing operations:	$(0.17)	$(0.54)	$(0.91)	$(0.92)
From discontinued operations:	$—	$1.38	$—	$1.64
Net income (loss) per share - diluted (1)	$(0.17)	$0.84	$(0.91)	$0.72

Weighted average number of shares:
Basic	7,443	7,760	7,484	7,813
Diluted	7,443	7,760	7,484	7,817

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par values)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$27,591	$40,609
Restricted time deposits	249	240
Accounts receivable, net	49,990	32,237
Other receivables	8,220	18,287
Inventories	22,981	22,444
Income taxes receivable	1,256
Deferred income taxes	1,219	1,145
Other current assets	5,664	4,629
Total current assets	117,170	119,591
Property and equipment, net	5,555	3,735
Deferred income taxes, net of current portion	3,694	3,711
Intangibles, net	873	400
Other assets	655	1,128
Total assets	$127,947	$128,565

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$4,320	$5,267
Deferred consideration payable	233	233
Accounts payable	23,991	20,478
Accrued liabilities	19,463	16,652
Deferred revenue	10,557	7,290
Other current liabilities	357	560
Total current liabilities	58,921	50,480
Other long-term liabilities	5,236	5,184
Commitments and contingencies

Stockholders’ equity:
Issued — 8,143 shares in 2013 and 8,061 shares in 2012
Outstanding — 7,286 shares in 2013 and 7,594 shares in 2012	270	270
Additional paid-in capital	1,281,883	1,281,170
Accumulated deficit	(1,208,337)	(1,201,515)
Treasury stock — 856 shares in 2013 and 467 shares in 2012	(10,412)	(6,528)
Accumulated other comprehensive income	386	(496)
Total stockholders’ equity	63,790	72,901
Total liabilities and stockholders’ equity	$127,947	$128,565

MRV Communications, Inc.

Segmented Operating Data

(In thousands, except par values)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue
Network Equipment	$25,859	$22,479	$90,711	$87,727
Network Integration	24,935	23,529	75,636	72,421
Before intersegment adjustments	50,794	46,008	166,347	160,148
Intersegment adjustments	(58)	(54)	(146)	(8,487)
Total	$50,736	$45,954	$166,201	$151,661

Gross Profit
Network Equipment	$13,079	$10,983	$47,069	$43,325
Network Integration	3,539	3,909	10,917	11,832
Before intersegment adjustments	16,618	14,892	57,986	55,157
Intersegment adjustments	2	(105)	7	(5)
Total	$16,620	$14,787	$57,993	$55,152

Operating Expenses
Network Equipment	$13,450	$10,282	$48,768	$42,228
Network Integration	1,811	1,904	6,297	7,318
Before intersegment adjustments	15,261	12,186	55,065	49,546
Intersegment adjustments	1,231	5,438	7,309	15,453
Total	$16,492	$17,624	$62,374	$64,999

Operating Income
Network Equipment	$(371)	$700	$(1,699)	$1,096
Network Integration	1,729	2,005	4,620	4,514
Before intersegment adjustments	1,358	2,705	2,921	5,610
Intersegment adjustments	(1,230)	(5,542)	(7,302)	(15,457)
Total	$128	$(2,837)	$(4,381)	$(9,847)